Press Release
Investor Contact: Ahmed Pasha 703 682 6451
Media Contact: Rich Bulger 703 682 6318

AES Reports Adjusted Earnings Per Share of $0.39 for Third Quarter 2013 and Reaffirms Full Year 2013 Guidance

Significant Announcements

•	Announced a 25% increase in the Company's quarterly dividend to $0.05 per share beginning first quarter 2014

•	Signed agreements for asset sales representing $236 million of equity proceeds to AES

•	Increased the Company's cost savings target by $55 million to $200 million of sustainable annual reductions by 2015

•	Reaffirmed the Company's total return target of 6%-8% through 2015

•	On track to complete 2,231 MW of capacity under construction by 2016

•	Completed construction of 36 MW of new wind generation capacity in the United Kingdom and 40 MW of energy storage in Ohio, bringing its total energy storage resource to more than 200 MW

•	Commenced construction of $511 million of environmental upgrades of coal-fired capacity at IPL

ARLINGTON, Va., November 7, 2013 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $0.39 for third quarter 2013, an increase of $0.04 from third quarter 2012. In addition, third quarter 2013 Diluted Earnings Per Share from Continuing Operations increased $2.29 to $0.17 from third quarter 2012, driven by lower impairment expense. Despite the challenges of dry hydrological conditions in Latin America and a weaker Brazilian Real, Adjusted EPS results for the quarter increased 11%, as a result of a lower effective tax rate, operational improvements and the impact of debt repayment and share repurchases.

"We are pleased with our results for the quarter which, despite the severe drought in much of Latin America, put us on track to meet our full year guidance," said Andrés Gluski, AES President and Chief Executive Officer. "Based on continued strong cash flow, we are raising our dividend by 25% to $0.05 per share, payable in the first quarter of 2014. We also increased our cost savings projections by $55 million by 2015. We continue to execute on our strategy of simplifying our portfolio and this quarter we signed three additional asset sales for proceeds of $236 million. We continue to look for partnership opportunities to tailor our equity exposure to larger projects, while retaining the benefits of scale, and have signed $500 million year-to-date on two development and construction projects."

"We are reaffirming our 2013 guidance on all metrics. Cash generation has been strong this year, and we expect to be at the high end of our target range for Parent Free Cash Flow," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer.  "Accordingly, the Board approved an increase in our dividend, consistent with the target payout ratio we established earlier this year of 30% to 40% of sustainable Parent Free Cash Flow. We continue to create value by returning cash to shareholders and investing in attractive platform expansions."

Table 1: Key Financial Results

$ in Millions, Except Per Share Amounts	Third Quarter		Year-to-date September 30,		Full Year 2013 Guidance
	2013	2012	2013	2012
Adjusted EPS[1]	$0.39	$0.35	$1.01	$0.90	$ 1.24-$1.32
Diluted EPS from Continuing Operations	$0.17	$(2.12)	$0.55	$(1.54)	N/A
Proportional Free Cash Flow[1]	$347	$501	$847	$949	$750-$1,050
Consolidated Net Cash Provided by Operating Activities	$855	$1,015	$2,040	$2,129	$ 2,500-$3,100
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

Discussion of Operating Drivers of Adjusted Pre-Tax Contribution (Adjusted PTC, a non-GAAP financial measure) and Adjusted EPS
The Company manages its portfolio in six market-oriented Strategic Business Units (SBUs): US (United States), Andes (Chile, Colombia and Argentina), Brazil, MCAC (Mexico, Central America and the Caribbean), EMEA (Europe, Middle East and Africa), and Asia. As discussed on the second quarter 2013 earnings call, the Company's Adjusted EPS and Adjusted PTC for the three and nine months ending September 30, 2013 include adjustments made to results from equity method investments, consistent with adjustments made to results from consolidated subsidiaries. The Company does not control affiliates reported under the equity method, and the Company has made these adjustments because it now has a controlled process for obtaining this detailed information from its equity method investments.

Table 2: Adjusted PTC1 by SBU and Adjusted EPS1

$ in Millions, Except Per Share Amounts	Third Quarter			Year-to-date September 30,
	2013	2012	Variance	2013	2012	Variance
US	$131	$148	$(17)	$331	$315	$16
Andes	$109	$108	$1	$274	$268	$6
Brazil	$85	$85	$—	$204	$247	$(43)
MCAC	$96	$93	$3	$256	$264	$(8)
EMEA	$68	$53	$15	$236	$288	$(52)
Asia	$30	$53	$(23)	$101	$141	$(40)
Total SBUs	$519	$540	$(21)	$1,402	$1,523	$(121)
Corp/Other	$(132)	$(160)	$28	$(456)	$(521)	$65
Total AES Adjusted PTC[1,2]	$387	$380	$7	$946	$1,002	$(56)
Adjusted Effective Tax Rate	26.4%	33.2%		21.6%	33.2%
Diluted Share Count	747	751		749	763
Adjusted EPS[1]	$0.39	$0.35	$0.04	$1.01	$0.90	$0.11
1A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2 Includes $15 million and $25 million of after-tax equity in earnings for third quarter 2013 and third quarter 2012, respectively. Includes $21 million and $49 million of after-tax equity in earnings for year-to-date September 30, 2013 and year-to-date September 30, 2012, respectively.

For the three months ended September 30, 2013, Adjusted EPS increased $0.04 to $0.39, as a result of a lower effective tax rate, as well as an increase in Adjusted PTC. A lower effective tax rate represented $0.03 of the increase, and an increase in Adjusted PTC had a $0.01 impact. Adjusted PTC increased modestly, driven by higher dark spreads in the United Kingdom and lower interest expense on recourse debt, mostly offset by the impact of dry hydrological conditions in Latin America. The impact of dry hydrology was approximately $0.04 for the third quarter.

Third quarter 2013 Adjusted PTC increased $7 million. Key operating drivers of Adjusted PTC included:

•	US: An overall decrease of $17 million, primarily driven by customer switching at DP&L, as anticipated.

•
Andes: An overall increase of $1 million. AES Argentina recorded an increase due to higher interest income, which is not expected to recur. Chivor in Colombia declined, as a result of lower water inflows, while Chile decreased due to planned maintenance and lower contract prices.

•
Brazil: Overall flat for the quarter. Eletropaulo increased for the quarter due to higher volumes, lower costs and the annual tariff adjustment implemented in July 2013, while Tietê decreased, as a result of lower generation and unfavorable foreign currency movements.

•
MCAC: An overall increase of $3 million, primarily driven by higher spot sales and generation in the Dominican Republic, partially offset by higher replacement energy purchased due to dry hydrology in Panama.

•	EMEA: An overall increase of $15 million, primarily due to higher dark spreads at Kilroot in the United Kingdom.

•
Asia: An overall decrease of $23 million, due primarily to higher contract volume at Masinloc in the Philippines, as the plant signed a 7-year contract to reduce merchant exposure, and the sale of its China generation businesses in 2012.

•	Corp/Other: An improvement of $28 million, primarily due to lower interest expense on recourse debt.

For the nine months ended September 30, 2013, Adjusted EPS increased $0.11 to $1.01. Adjusted PTC declined as described below, but Adjusted EPS increased as a result of a lower effective tax rate and a lower share count. The unfavorable impact of dry hydrological conditions in Latin America was approximately $0.12 through September 30, 2013.

For the nine months ended September 30, 2013, Adjusted PTC decreased $56 million. Key operating drivers of Adjusted PTC included:

•
US: An overall increase of $16 million, primarily due to the favorable impact of the termination of the PPA at Beaver Valley and higher earnings from wind generation facilities. This was partially offset by a decline at Hawaii, as a result of higher outages and related fixed costs, the impacts of lower capacity prices and customer switching at DP&L, and lower contributions from Southland, due to the one-time restart of operations at Huntington Beach units 3 and 4 in 2012.

•
Andes: An overall increase of $6 million, driven by the contributions from Ventanas 4, which commenced operations in March 2013, higher availability in Chile, and higher interest income in Argentina. Low water inflows and higher energy purchases in Colombia and lower contract prices in Chile offset these positive trends.

•
Brazil: An overall decrease of $43 million, driven by a decline at Sul, as a result of lower demand and the impact of the April 2013 tariff reset. In addition, Tietê declined due to lower generation and higher purchased energy costs, due to low water inflows. These declines were partially offset by the temporary re-start of operations and a favorable reversal of a liability at Uruguaiana after a decision by an arbitration panel and higher volumes and tariffs at Eletropaulo, as described above.

•
MCAC: An overall decrease of $8 million, driven by low volumes and higher purchased energy costs in Panama, due to low water inflows, partially offset by higher spot sales in the Dominican Republic, higher volumes in Puerto Rico and a higher tariff in El Salvador.

•
EMEA: An overall decrease of $52 million, due primarily to a favorable one-time arbitration settlement at Cartagena in Spain in first quarter 2012 and a decline at Ballylumford in the United Kingdom, driven by a step-down in capacity prices in accordance with the contract. These trends were partially offset by favorable dark spreads at Kilroot in the United Kingdom.

•
Asia: An overall decrease of $40 million, due primarily to lower prices and higher contract volumes at Masinloc in the Philippines, as the plant signed a 7-year contract to reduce merchant exposure, and the sale of its generation businesses in China in 2012.

•	Corp/Other: An improvement of $65 million as a result of lower general and administrative expenses and lower interest expense on recourse debt.

Discussion of Diluted Earnings per Share from Continuing Operations
Third quarter 2013 Diluted Earnings Per Share from Continuing Operations increased $2.29 to $0.17, principally due to lower goodwill impairment expense, a lower effective tax rate, lower interest expense, and foreign currency gains, partially offset by higher asset and equity method investment impairments, and lower gross margin.

For the nine months ended September 30, 2013, Diluted Earnings per Share from Continuing Operations increased $2.09 to $0.55, principally due to lower goodwill impairment expense, a lower effective tax rate, lower foreign currency losses, lower interest expense, and higher other income due to the gain from the PPA termination at Beaver Valley, partially offset by losses on extinguishment of debt, lower gain on sale of investment, higher asset and equity investment impairments and lower gross margin.

Discussion of Cash Flow
Third quarter 2013 Proportional Free Cash Flow (a non-GAAP financial measure) was $347 million, a decrease of $154 million from third quarter 2012. This performance was driven by lower Proportional Operating Cash Flow in in Brazil and EMEA, as a result of higher working capital requirements, and higher environmental capital expenditures at IPL in Indiana, as anticipated.

Third quarter 2013 Consolidated Net Cash Provided by Operating Activities decreased $160 million to $855 million, driven by lower operating cash flow in Andes and EMEA, as a result of higher working capital requirements.

For the nine months ended September 30, 2013, Proportional Free Cash Flow was $847 million, a decrease of $102 million from the nine months ended September 30, 2012, driven by lower Operating Cash Flow in Andes, due to higher working capital requirements, partially offset by higher Operating Cash Flow in the Dominican Republic, as a result of lower working capital requirements.

For the nine months ended September 30, 2013, Consolidated Net Cash Provided by Operating Activities was $2,040 million, an decrease of $89 million from the nine months ended September 30, 2012, driven by Lower Operating Cash Flow in Andes, partially offset by higher Operating Cash Flow in the Dominican Republic, as described above.

Discussion of Other Announcements

•	The Company announced that its Board of Directors approved a 25% increase in its quarterly dividend beginning first quarter 2014

◦	The quarterly dividend will increase by $0.01 per share to $0.05 per share

◦	The first dividend of $0.05 per share will be payable on February 18, 2014 to shareholders of record on February 3, 2014; the ex-dividend date is January 30, 2014

•	The Company increased its cumulative annual cost savings target by $55 million to $200 million by 2015

◦	The Company's prior target was $145 million in annual cost savings by 2014 and the Company expects to achieve $135 million in 2013 and the remainder in 2014

◦	The Company announced incremental savings of $55 million expected to be achieved on a ratable basis over 2014 and 2015

•	The Company announced three new asset sale transactions for approximately $236 million in equity proceeds to AES

◦
In September 2013, the Company agreed to sell its SONEL power distribution business and Dibamba and Kribi generation facilities in Cameroon for $220 million in equity proceeds to AES; once the transaction is closed, the Company will exit Cameroon; the transaction is expected to close in early 2014

◦
In October 2013, the Company signed an agreement to sell its 39 MW wind generation business in Gujarat India; this will allow the Company to focus its efforts on the 1,300 MW expansion of its existing OPGC coal-fired plant in the state of Odisha; the transaction is expected to close in early 2014

◦	In November 2013, the Company signed an agreement to sell its wind development pipeline in Poland

◦	Since September 2011, the Company has announced or closed 21 asset sales representing approximately $1.4 billion in equity proceeds to AES and plans to exit operations in 8 countries

•	On schedule to complete 2,231 MW of capacity under construction expected to come on-line through 2016

◦	In July 2013, the Company achieved commercial operations of two wind plants (36 MW in total) in the United Kingdom

◦
In September 2013, the Company brought on-line 40 MW of energy storage resource in Ohio, bringing the Company's total energy storage resource to more than 200 MW, including 40 MW in construction in Chile

◦	Commenced construction of $511 million investment program to upgrade 2,400 MW of baseload coal-fired capacity at IPL

•	Year-to-date, the Company has signed approximately $500 million of partnership agreements, including an investment from Google into the Mount Signal construction project owned by Silver Ridge Power

Corporation, the Company's solar joint venture with Riverstone, and a 40% equity investment by Antofagasta Minerals into the Alto Maipo hydro development project in Chile

2013 Guidance
The Company reaffirmed its full year 2013 guidance for all metrics, which is based on foreign exchange and commodity price forward curves as of October 31, 2013. The Company expects to be at the high end of its $750-$1,050 million guidance range for Proportional Free Cash Flow. In addition to reaffirming its guidance, the Company also expects to reach the high end of its $400-$500 million target range for Parent Free Cash Flow.

Update on Total Return Target
The Company also reaffirmed its total return target of 6%-8% through 2015, which includes Adjusted EPS growth of 4%-6% and dividend yield of 1%-2%. This update incorporates the benefit from increased cost savings targets through 2015, offset by the adverse impacts from slower demand growth in Brazil and foreign currency headwinds.

Table 3: 2013 Guidance Reconciliation

$ in Millions, Except Per Share Amounts	Full Year 2013 Guidance
Adjusted EPS[1]	$1.24 - $1.32
Proportional Free Cash Flow[1] (a)	$750 - $1,050
Reconciling Factor[2] (b)	$1,750 - $2,050
Consolidated Net Cash Provided by Operating Activities (a + b)	$2,500 - $3,100
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2 Primarily includes minority interest, maintenance capex and environmental capex. See Appendix for details of the reconciliation.

Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, Proportional Free Cash Flow, as well as reconciliations to the most comparable GAAP financial measure.

In providing its full year 2013 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized gains or losses related to derivative transactions (as of September 30, 2013, $(0.04) per share); (b) unrealized foreign currency gains or losses (as of September 30, 2013, $0.04 per share); (c) gains or losses due to dispositions and acquisitions of business interests; (as of September 30, 2013, $(0.03) per share); (d) losses due to impairments (as of September 30, 2013, $0.29 per share); and (e) costs due to the early retirement of debt (as of September 30, 2013, $0.20 per share). At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings for the year. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

Attachments
Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2013 Financial Guidance Elements.

Conference Call Information
AES will host a conference call on Thursday, November 7, 2013 at 9:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-888-455-9726 at least ten minutes before the start of the call. International callers should dial +1-517-308-9055. The participant passcode for this call is 11713. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Quarterly Financial Results.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EST on Thursday, November 7, 2013 through Wednesday, November 27, 2013. Callers in the U.S. please dial 1-866-514-3172. International callers should dial +1-203-369-2005. The system will ask for a passcode; please enter 11713. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 21 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2012 revenues were $18 billion and we own and manage $42 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2012 Annual Report on

Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2012 Annual Report on Form 10-K dated on or about February 26, 2013 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Revenue:
Regulated	$2,063	$2,318	$6,175	$6,685
Non-Regulated	1,940	2,037	5,933	6,122
Total revenue	4,003	4,355	12,108	12,807
Cost of Sales:
Regulated	(1,663)	(1,927)	(5,082)	(5,642)
Non-Regulated	(1,403)	(1,461)	(4,423)	(4,445)
Total cost of sales	(3,066)	(3,388)	(9,505)	(10,087)
Gross margin	937	967	2,603	2,720
General and administrative expenses	(63)	(64)	(183)	(225)
Interest expense	(357)	(396)	(1,065)	(1,182)
Interest income	85	88	213	261
Loss on extinguishment of debt	—	—	(212)	—
Other expense	(15)	(15)	(58)	(56)
Other income	25	7	106	39
Gain on sale of investments	3	30	26	214
Goodwill impairment expense	(58)	(1,850)	(58)	(1,850)
Asset impairment expense	(81)	(43)	(129)	(71)
Foreign currency transaction gains (losses)	32	(7)	(16)	(108)
Other non-operating expense	(122)	—	(122)	(50)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	386	(1,283)	1,105	(308)
Income tax expense	(126)	(172)	(285)	(514)
Net equity in earnings of affiliates	15	25	21	49
INCOME (LOSS) FROM CONTINUING OPERATIONS	275	(1,430)	841	(773)
Income from operations of discontinued businesses, net of income tax (benefit) expense of $(2), $2, $2, and $8, respectively	26	30	25	25
Net gain (loss) from disposal and impairments of discontinued businesses, net of income tax (benefit) expense of $0, $(1), $(2), and $60, respectively	(78)	(2)	(111)	68
NET INCOME (LOSS)	223	(1,402)	755	(680)
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(146)	(155)	(431)	(398)
Less: Income from discontinued operations attributable to noncontrolling interests	(6)	(11)	(4)	(9)
Total net income attributable to noncontrolling interests	(152)	(166)	(435)	(407)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$71	$(1,568)	$320	$(1,087)
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$129	$(1,585)	$410	$(1,171)
Income (loss) from discontinued operations, net of tax	(58)	17	(90)	84
Net income (loss)	$71	$(1,568)	$320	$(1,087)
BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.17	$(2.12)	$0.55	$(1.54)
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.08)	0.02	(0.12)	0.11
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.09	$(2.10)	$0.43	$(1.43)
DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.17	$(2.12)	$0.55	$(1.54)
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.08)	0.02	(0.12)	0.11
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.09	$(2.10)	$0.43	$(1.43)
DIVIDENDS DECLARED PER COMMON SHARE	$—	$0.04	$0.08	$0.04

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
REVENUE
US	$970	$1,018	$2,726	$2,842
Andes	628	775	2,044	2,279
Brazil	1,496	1,716	4,686	5,056
MCAC(1)	684	657	2,047	1,895
EMEA	333	268	970	998
Asia	113	191	388	553
Corporate, Other and Inter-SBU eliminations	(221)	(270)	(753)	(816)

Total Revenue	$4,003	$4,355	$12,108	$12,807

(1)	MCAC includes El Salvador Utilities which is reported within Corporate and Other in the segment disclosures provided in the notes to the Company's interim financial statements.

THE AES CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2013	December 31, 2012
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,031	$1,909
Restricted cash	620	738
Short-term investments	898	693
Accounts receivable, net of allowance for doubtful accounts of $140 and $195, respectively	2,326	2,542
Inventory	711	722
Deferred income taxes	172	199
Prepaid expenses	199	223
Other current assets	836	1,074
Current assets of discontinued operations and held-for-sale assets	458	365
Total current assets	8,251	8,465
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	952	1,005
Electric generation, distribution assets and other	30,835	30,451
Accumulated depreciation	(9,531)	(9,195)
Construction in progress	2,826	2,511
Property, plant and equipment, net	25,082	24,772
Other Assets:
Investments in and advances to affiliates	1,025	1,196
Debt service reserves and other deposits	485	511
Goodwill	1,941	1,999
Other intangible assets, net of accumulated amortization of $151 and $222, respectively	325	395
Deferred income taxes	821	940
Other noncurrent assets	2,169	2,190
Noncurrent assets of discontinued operations and held-for-sale assets	1,151	1,362
Total other assets	7,917	8,593
TOTAL ASSETS	$41,250	$41,830
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,156	$2,547
Accrued interest	396	288
Accrued and other liabilities	2,116	2,350
Non-recourse debt, including $267 and $275, respectively, related to variable interest entities	2,385	2,495
Recourse debt	118	11
Current liabilities of discontinued operations and held-for-sale businesses	838	628
Total current liabilities	8,009	8,319
NONCURRENT LIABILITIES
Non-recourse debt, including $939 and $858, respectively, related to variable interest entities	12,981	12,286
Recourse debt	5,552	5,951
Deferred income taxes	1,116	1,192
Pension and other post-retirement liabilities	2,138	2,418
Other noncurrent liabilities	3,042	3,562
Noncurrent liabilities of discontinued operations and held-for-sale businesses	368	510
Total noncurrent liabilities	25,197	25,919
Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 813,077,875 issued and 742,245,268 outstanding at September 30, 2013 and 810,679,839 issued and 744,263,855 outstanding at December 31, 2012)	8	8
Additional paid-in capital	8,497	8,525
Retained earnings (accumulated deficit)	56	(264)
Accumulated other comprehensive loss	(2,918)	(2,920)
Treasury stock, at cost (70,832,607 shares at September 30, 2013 and 66,415,984 shares at December 31, 2012)	(830)	(780)
Total AES Corporation stockholders’ equity	4,813	4,569
NONCONTROLLING INTERESTS	3,153	2,945
Total equity	7,966	7,514
TOTAL LIABILITIES AND EQUITY	$41,250	$41,830

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
OPERATING ACTIVITIES:
Net income (loss)	$223	$(1,402)	$755	$(680)
Adjustments to net income (loss):
Depreciation and amortization	321	332	982	1,038
Gain from sale of investments and impairment expense	267	1,873	313	1,802
Deferred income taxes	(36)	29	(82)	101
Provisions for contingencies	(3)	16	33	51
Loss on the extinguishment of debt	—	—	212	—
Loss (gain) on disposals and impairments - discontinued operations	77	1	108	(130)
Other	(49)	(40)	(26)	10
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(56)	(16)	135	(191)
(Increase) decrease in inventory	6	33	(6)	(10)
(Increase) decrease in prepaid expenses and other current assets	348	72	403	90
(Increase) decrease in other assets	(2)	(86)	(149)	(379)
Increase (decrease) in accounts payable and other current liabilities	(326)	75	(578)	303
Increase (decrease) in income tax payables, net and other tax payables	68	98	(66)	(151)
Increase (decrease) in other liabilities	17	30	6	275
Net cash provided by operating activities	855	1,015	2,040	2,129
INVESTING ACTIVITIES:
Capital Expenditures	(464)	(510)	(1,330)	(1,581)
Acquisitions - net of cash acquired	—	(5)	(3)	(18)
Proceeds from the sale of businesses, net of cash sold	32	100	167	432
Proceeds from the sale of assets	9	2	52	4
Sale of short-term investments	1,064	1,511	3,375	5,116
Purchase of short-term investments	(1,257)	(1,503)	(3,638)	(4,764)
Decrease in restricted cash, debt service reserves and other assets	43	82	75	35
Proceeds from government grants for asset construction	—	3	1	120
Other investing	12	(4)	34	(20)
Net cash used in investing activities	(561)	(324)	(1,267)	(676)
FINANCING ACTIVITIES:
Repayments under the revolving credit facilities, net	(55)	(12)	(22)	(322)
Issuance of recourse debt	—	—	750	—
Issuance of non-recourse debt	699	243	3,082	822
Repayments of recourse debt	(2)	(3)	(1,208)	(8)
Repayments of non-recourse debt	(119)	(431)	(2,288)	(759)
Payments for financing fees	(21)	(7)	(148)	(24)
Distributions to noncontrolling interests	(174)	(163)	(385)	(741)
Contributions from noncontrolling interests	81	—	157	12
Dividends paid on AES common stock	(29)	—	(89)	—
Payments for financed capital expenditures	(179)	(18)	(436)	(30)
Purchase of treasury stock	(45)	(70)	(63)	(301)
Other financing	8	(20)	15	8
Net cash provided by (used in) financing activities	164	(481)	(635)	(1,343)
Effect of exchange rate changes on cash	2	6	(37)	9
Decrease in cash of discontinued and held for sale businesses	15	1	21	140
Total increase in cash and cash equivalents	475	217	122	259
Cash and cash equivalents, beginning	1,556	1,674	1,909	1,632
Cash and cash equivalents, ending	$2,031	$1,891	$2,031	$1,891
SUPPLEMENTAL DISCLOSURES:		0
Cash payments for interest, net of amounts capitalized	$223	$241	$923	$1,024
Cash payments for income taxes, net of refunds	$74	$55	$506	$580

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted pre-tax contribution (“adjusted PTC”) and Adjusted earnings per share (“adjusted EPS”) are non-GAAP supplemental measures that are used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
We define adjusted PTC as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis.

We define adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
For the three and nine months ended September 30, 2013, the Company changed the definition of adjusted EPS and adjusted PTC to exclude the gains or losses attributable to AES common stockholders at our equity method investments for these same types of items. Previously, these amounts were not excluded from the calculation of adjusted EPS and adjusted PTC because the company did not have a controlled process for obtaining this information from our equity method investments.  Accordingly, the Company has also reflected the change in the comparative three and nine month periods ended September 30, 2012.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012			Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax
	(In millions, except per share amounts)
Income (loss) from continuing operations attributable to AES and Diluted EPS	$129	$0.17		$(1,585)	$(2.11)		$410	$0.55		$(1,171)	$(1.54)
Add back income tax expense from continuing operations attributable to AES	55			97			96			326
Pre-tax contribution	$184			$(1,488)			$506			$(845)
Adjustments
Unrealized derivative (gains)/ losses(2)	$(7)	$—		$22	$0.01		$(46)	$(0.04)		$88	$0.08
Unrealized foreign currency transaction (gains)/ losses(3)	(22)	(0.03)		(22)	(0.01)		25	0.04		(8)	—
Disposition/ acquisition (gains)	(4)	—		(25)	(0.04)	(4)	(30)	(0.03)	(5)	(206)	(0.18)	(6)
Impairment losses	236	0.25	(7)	1,893	2.50	(8)	284	0.29	(9)	1,973	2.54	(10)
Loss on extinguishment of debt	—	—		—	—		207	0.20	(11)	—	—
Adjusted pre-tax contribution and Adjusted EPS	$387	$0.39		$380	$0.35		$946	$1.01		$1,002	$0.90
_____________________________

(1)	NCI is defined as Noncontrolling Interests

(2)
Unrealized derivative (gains) losses were net of income tax per share of $(0.01) and $0.02 in the three months ended September 30, 2013 and 2012, and of $(0.03) and $0.04 in the nine months ended September 30, 2013 and 2012, respectively.

(3)
Unrealized foreign currency transaction (gains) losses were net of income tax per share of $(0.01) and $(0.01) in the three months ended September 30, 2013 and 2012, and of $0.01 and $(0.01) in the nine months ended September 30, 2013 and 2012, respectively.

(4)	Amount primarily relates to the gain from the sale of our interest in China for $24 million ($28 million, or $0.04 per share including an income tax credit of $4 million, or $0.00 per share).

(5)
Amount primarily relates to the gain from the sale of the remaining 20% of our interest in Cartagena for $20 million ($14 million, or $0.02 per share, net of income tax per share of $0.01), the gain from the sale of wind turbines for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00), the gain from the sale of Trinidad for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00) as well as the gain from the sale of Chengdu, an equity method investment in China for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00).

(6)
Amount primarily relates to the gain from the sale of 80% of our interest in Cartagena for $178 million ($106 million, or $0.14 per share, net of income tax per share of $0.09) and the sale of our interest in China for $24 million ($28 million, or $0.04 per share including an income tax credit of $4 million, or $0.00 per share).

(7)
Amount primarily relates to other-than-temporary impairment of our equity method investment at Elsta in the Netherlands of $122 million ($89 million, or $0.12 per share, net of income tax per share of $0.04). Amount also includes asset impairments at Poland wind projects of $65 million ($47 million, or $0.06 per share, net of noncontrolling interest of $18 million and of income tax per share of $0.00), asset impairment at Itabo (San Lorenzo) of $15 million ($6 million, or $0.01 per share, net of noncontrolling interest of $8 million and of income tax per share of $0.00) as well as goodwill impairment at Ebute of $58 million ($43 million, or $0.06 per share, net of income tax per share of $0.02).

(8)
Amount primarily relates to the goodwill impairment at DPL of $1.85 billion ($1.85 billion, or $2.46 per share, net of income tax per share of $0.00), asset impairment of Wind turbines and projects of $36 million ($25 million, or $0.03 per share, net of income tax per share of $0.01) and Kelanitissa of $5 million ($3 million, or $0.00 per share, net of noncontrolling interest and income tax per share of $0.00).

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

(9)
Amount primarily relates to other-than-temporary impairment of our equity method investment at Elsta in the Netherlands of $122 million ($89 million, or $0.12 per share, net of income tax per share of $0.04). Amount also includes asset impairments at Poland wind projects of $65 million ($47 million, or $0.06 per share, net of noncontrolling interest of $18 million and of income tax per share of $0.00), asset impairment at Beaver Valley of $46 million ($33 million, or $0.04 per share, net of income tax per share of $0.02), asset impairment at Itabo (San Lorenzo) of $15 million ($6 million, or $0.01 per share, net of noncontrolling interest of $8 million and of income tax per share of $0.00) as well as goodwill impairment at Ebute of $58 million ($43 million, or $0.06 per share, net of income tax per share of $0.02).

(10)
Amount primarily relates to the goodwill impairment at DPL of $1.85 billion ($1.85 billion, or $2.42 per share, net of income tax per share of $0.00). Amount also includes other-than-temporary impairment of equity method investments in China of $32 million ($26 million, or $0.03 per share, net of income tax per share of $0.01), and at InnoVent of $17 million ($12 million, or $0.02 per share, net of income tax per share of $0.01), as well as asset impairments of Wind turbines and projects of $40 million ($28 million, or $0.04 per share, net of income tax per share of $0.02) and asset impairments at Kelanitissa of $17 million ($11 million, or $0.01 per share, net of non-controlling interest of $2 million and of income tax per share of $0.01) and at St. Patrick of $11 million ($8 million or $0.01 per share, net of income tax per share of $0.00).

(11)
Amount primarily relates to the loss on early retirement of debt at Corporate of $165 million ($120 million, or $0.16 per share, net of income tax per share of $0.06), and loss on early retirement of debt at Masinloc of $43 million ($29 million, or $0.04 per share, net of noncontrolling interest of $3 million and of income tax per share of $0.01).

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:
Maintenance Capital Expenditures	$165	$215	$525	$668
Environmental Capital Expenditures	72	19	145	52
Growth Capital Expenditures	406	294	1,096	891
Total Capital Expenditures	$643	$528	$1,766	$1,611

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$855	$1,015	$2,040	$2,129
Less: Proportional Adjustment Factor	(327)	(359)	(694)	(685)
Proportional Operating Cash Flow (2)	$528	$656	$1,346	$1,444

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$855	$1,015	$2,040	$2,129

Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(165)	(211)	(525)	(654)
Less: Environmental Capital Expenditures	(72)	(19)	(145)	(52)
Free Cash Flow(1)	$618	$785	$1,370	$1,423

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$528	$656	$1,346	$1,444

Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Proportional Environmental Capital Expenditures	(181)	(155)	(499)	(495)
Proportional Free Cash Flow(1),(2)	$347	$501	$847	$949

(1)
Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	Quarters Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,308	$1,291	$1,357	$1,332
Returns of capital distributions to Parent & QHCs	63	75	108	29
Total subsidiary distributions & returns of capital to Parent	$1,371	$1,366	$1,465	$1,361

Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent & QHCs	$348	$308	$202	$450
Returns of capital distributions to Parent & QHCs	0	1	162	-100
Total subsidiary distributions & returns of capital to Parent	$348	$309	$364	$350

Parent Company Liquidity (2)
($ in millions)	Balance at
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$196	$111	$425	$311
Availability under credit facilities	797	797	797	795
Ending liquidity	$993	$908	$1222	$1106

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2013 FINANCIAL GUIDANCE ELEMENTS(1)

2013 Financial Guidance (as of 8/8/13)
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share	$1.24 to $1.32
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,500 to $3,100 million
Free Cash Flow (4)		$750 to $1,050 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,500 to $3,100 million	$1,650 to $1,950 million
Less: Maintenance Capital Expenditures	$1,050 to $1,350 million	$750 to $1,050 million
Free Cash Flow (4)	$1,300 to $1,900 million	$750 to $1,050 million

(1)	2013 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2013.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.